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                                  EXHIBIT 11
                               HOENIG GROUP INC.
                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
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
                                                          THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                    -------------------------------    --------------------------------
                                                     PRIMARY AND       PRIMARY AND       PRIMARY AND       PRIMARY AND
                                                    FULLY DILUTED     FULLY DILUTED     FULLY DILUTED     FULLY DILUTED
                                                       9/30/96           9/30/95           9/30/96           9/30/95
                                                       -------           -------           -------           -------
EARNINGS:
Net Income                                           $  609,696        $  575,112        $2,019,802        $  334,857

NUMBER OF SHARES:
Weighted average of shares outstanding                9,250,201         9,755,120         9,186,012         9,749,230
Additional shares assuming conversion
  of outstanding options and warrants                    83,419            50,959            96,170            57,950
                                                     ----------        ----------        ----------        ----------
Average shares and equivalents outstanding            9,333,620         9,806,079         9,282,182         9,807,180
                                                     ==========        ==========        ==========        ==========
Primary and fully diluted
   earnings per share                                $      .07        $      .06        $      .22        $      .03
                                                     ==========        ==========        ==========        ==========
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